INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the “Agreement”) is made and entered into effective as of August 1, 2016, by and between Ultimus Managers Trust, an Ohio business trust (the “Trust”) on behalf of each series of the Trust set forth on Schedule A attached hereto (individually the “Fund” and collectively the “Funds”), a series of shares of the Trust, and Ladder Capital Asset Management LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and offers for sale distinct series of shares of beneficial interest, each corresponding to a distinct portfolio, including, the Fund; and

WHEREAS, the Trust desires to avail itself of the services, information, advice, assistance and facilities of an investment adviser on behalf of the Fund, and to have that investment adviser provide or perform for the Fund the services set forth in this Agreement; and

WHEREAS, the Adviser is registered as an investment advisor under the Investment Advisers Act of 1940 (“Advisers Act”), and engages in the business of asset management and is willing to furnish such services to the Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

1.         Employment of the Adviser. The Trust hereby employs the Adviser to invest and reinvest the assets of the Fund in the manner set forth in Section 2 of this Agreement subject to the supervision of the Board of Trustees of the Trust (“Trustees”), for the period, in the manner, and on the terms set forth hereinafter. The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2.	Obligations of Investment Adviser

(a)	Services. The Adviser shall have the authority to, and agrees to perform the following services (the “Services”) for the Trust:

(1)        manage the investment and reinvestment of the assets of the Fund;

(2)        continuously review, supervise, and administer the investment program of the Fund;

(3)        determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to the Fund;

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Investment Advisory Agreement

(4)        exercise whatever powers the Fund may possess with respect to any of the assets of the Fund, including but not limited to the right to vote proxies, exercise rights, options, warrants, conversion and redemption privileges, and to tender securities pursuant to a tender offer;

(5)        open trading accounts and execute related trading documentation with trading counterparties on behalf the Fund (e.g., brokerage agreements, swap documentation, etc.);

(6)        provide the Trust and the Fund with records concerning the Adviser’s activities under this Agreement which the Trust and the Fund are required to maintain;

(7)        render regular reports to the Trust’s Trustees and officers concerning the Adviser’s discharge of the foregoing responsibilities; and

(8)        perform such other services as agreed by the Adviser and the Trust from time to time.

The Adviser shall discharge the foregoing responsibilities subject to the supervision and oversight of the Trustees and in compliance with (i) such policies as the Trustees may from time to time establish; (ii) the Fund’s objectives, policies, and limitations as set forth in its prospectus (“Prospectus”) and statement of additional information (“Statement of Additional Information”), as the same may be amended from time to time; and (iii) with all applicable laws and regulations. All Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of the Adviser or through such other parties as the Adviser may determine from time to time.

(b)        Expenses and Personnel. The Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required to perform the Services on the terms and for the compensation provided herein. The Adviser shall authorize and permit any of its officers, directors and employees, who may be elected as Trustees or officers of the Trust, to serve in the capacities in which they are elected. Except to the extent expressly assumed by the Adviser in this Agreement or any expense limitation agreement between the Adviser and the Trust relating to the Fund and except to the extent required by law to be paid by the Adviser, the Adviser shall have no duty to pay and the Trust shall pay all costs and expenses in connection with its operation, including, but not limited to, compensation of Trustees; brokerage commissions and other transaction charges; taxes; legal fees; auditing, printing or governmental fees; other service providers’ fees and expenses; expenses of issue, sale, redemption and repurchase of shares; expenses of registering and qualifying shares for sale; expenses related to board and shareholder meetings; the costs of preparing and distributing reports and notices to shareholders; interest payments and other fees and charges associated with any credit facilities or other borrowings established by or on behalf of the Fund; trade association membership dues; Trust insurance premiums; and extraordinary expenses related to the Fund.

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Investment Advisory Agreement

(c)        Books and Records. All books and records prepared and maintained by the Adviser for the Trust and the Fund under this Agreement shall be the property of the Trust and the Fund and, upon request therefor, the Adviser shall surrender to the Trust and the Fund such of the books and records so requested.

(d)        Delegation. In performing its duties under this Agreement, the Adviser may delegate some or all of its duties and obligations to one or more sub-investment advisers; provided, however, that any such delegation shall be pursuant to an agreement with terms agreed upon by the Trust and approved in a manner consistent with the 1940 Act, and provided, further, that no such delegation shall relieve the Adviser from its duties and obligations under this Agreement and under applicable law.

3.	Obligations of the Trust

(a)        The Trust has provided to the Adviser a copy of (i) the Trust’s registration statement containing the Prospectus(es) and Statement(s) of Additional Information for the Fund as filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the 1940 Act, (ii) each plan of distribution or similar document  adopted by the Trust with respect to the Fund under Rule 12b-1 under the 1940 Act and each shareholder service plan or similar document adopted by the Trust with respect to the Fund; and (iii) all policies and procedures adopted by the Trust with respect to the Fund.  The Trust shall promptly furnish the Adviser with all amendments of or supplements to the foregoing and all marketing materials prepared by or on behalf of the Trust related to the Fund. The Adviser shall have an opportunity to comment on drafts of amendments to the Prospectus and Statement of Additional Information and marketing materials prepared by or on behalf of the Trust related to the Fund.

(b)        The Trust shall furnish to the Adviser a certified copy of the resolution of the Trustees appointing the Adviser and authorizing the execution and delivery of this Agreement and any other documents, materials, or information that the Adviser shall reasonably request to enable it to perform its duties pursuant to this Agreement.

4.	Fund Transactions

(a)        The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund. With respect to brokerage selection, the Adviser shall seek to obtain the best overall execution for Fund transactions, which is a combination of price, quality of execution and other factors. The Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Adviser with brokerage, research, analysis, advice and similar services, and the Adviser may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Adviser to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund and its other clients over the long-term.  The Adviser will promptly communicate to the Trustees and the officers of the Trust such information relating to portfolio transactions as they may reasonably request.

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Investment Advisory Agreement

(b)        When the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as its other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the Fund’s order with the orders of such other clients to obtain a favorable execution and brokerage commissions, if any. In such event, allocation of the securities so purchased or sold will be made by the Adviser in the manner it considers equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

5.         Compensation of the Adviser. As compensation for the services that the Adviser is to provide or cause to be provided pursuant to Paragraph 2, the Fund shall pay to the Adviser an annual fee, computed and accrued daily and paid in arrears monthly, at the rate set forth on Schedule A, which shall be a percentage of the average daily net assets of the Fund (computed in the manner set forth in the Fund’s most recent Prospectus and Statement of Additional Information) determined as of the close of business on each business day throughout the month.  If the Adviser shall so request in writing, with the approval of the Trustees, some or all of such fee shall be paid directly to a sub-adviser. The fee for any partial month under this Agreement shall be calculated on a proportionate basis based on the proportion that the period from the beginning of such month to the date of termination bears to the full month in which the termination occurs.

6.         Status of the Adviser. The services of the Adviser to the Trust and the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others or to engage in any other lawful activity so long as its Services to the Trust and the Fund are not impaired thereby. The Adviser shall be deemed an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser, who is also a trustee, officer, or employee of the Trust, to buy, sell, or trade any securities for his or her or own account, subject to the codes of ethics of the Adviser and the Trust, as applicable, or to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

7.         Permissible Interests. Trustees, agents, and stockholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Adviser are or may be interested in the Trust as Trustees, stockholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

8.	Limits of Liability; Indemnification.

(a)        The Adviser assumes no responsibility under this Agreement other than to render the Services called for hereunder. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.  It is agreed that the Adviser shall have no responsibility or liability for (a) the accuracy or completeness of the Trust’s registration statement under the 1940 Act or the Securities Act, except for information supplied or required to be supplied by the Adviser for inclusion therein; or (b) for the actions or inaction of any other service provider to the Fund unless such action or inaction is a result of the Adviser’s breach of fiduciary duty or willful misfeasance, bad faith, gross negligence, or reckless disregard on its part in the performance of, or from reckless disregard by it of its obligations and duties under this Agreement.

Ladder Capital Asset Management LLC
Investment Advisory Agreement

(b)        The Trust but only from the assets of the Fund to which the conduct in question relates) shall, to the fullest extent permitted by law and the Trust’s Declaration of Trust, a copy of which is on file with the Secretary of the State of Ohio, indemnify, defend, and hold harmless the Adviser, its affiliates and any of their respective partners, members, directors, officers, employees or shareholders (the “Indemnified Parties”)  (each of whom shall be deemed a third-party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement; provided such settlement is approved by the indemnifying party) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation, or other proceeding (including an action or suit by or in the right of the Trust or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund; provided, however, that no Indemnified Party shall be indemnified against any liability to the indemnifying party or its partners, members, directors, officers, employees or shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Adviser’s duties under this Agreement.  Notwithstanding anything to the contrary in the foregoing, in no event shall the Trust be obligated to indemnify the Indemnified Parties unless permitted by law and by the Trust’s Declaration of Trust and provided further the Adviser shall not be indemnified against any liability by reason of the Adviser’s breach of fiduciary duty or willful misfeasance, bad faith, gross negligence, or reckless disregard on its part in the performance of, or from reckless disregard by it of its obligations and duties under this Agreement.

(c)        Expenses, including reasonable counsel fees incurred by an Indemnified Party (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Trust, but only from the assets of the Fund, in advance of the final disposition of a proceeding upon receipt by the indemnifying party of an undertaking by or on behalf of the Indemnified Party to repay to the Trust amounts so paid if it is ultimately determined that indemnification of such expenses is not authorized under this Agreement, provided, however, that (i) the Indemnified Party shall provide security considered in the sole discretion of the Trust to be appropriate for such undertaking, (ii) the Trust shall be insured against losses arising from any such advance payments, or, as solely to the Trust, (iii) either a majority of the Trustees of the Trust who are neither “interested persons,” as defined in the 1940 Act, of the Trust nor parties to the proceeding, acting on the matter, or independent legal counsel in a written opinion, shall determine, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnified Party ultimately will be found entitled to indemnification.

Ladder Capital Asset Management LLC
Investment Advisory Agreement

(d)        Notice is hereby given that the Trust’s Declaration of Trust is executed on behalf of the Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and the Adviser shall look only to the assets of the Trust, or the particular Fund, for the satisfaction of such obligations or any liability arising in connection therewith, and no other series of the Trust shall incur any liability or obligation in connection therewith.

9.         Confidentiality. The Trust acknowledges and agrees that in connection with the provision of the Adviser’s services pursuant to this Agreement, the Trust may have access to the Adviser’s confidential and proprietary information and materials concerning or pertaining to the Adviser’s business. The Trust will receive and hold such information in the strictest confidence, and acknowledge, represent, and warrant that it will use commercially reasonable efforts to protect the confidentiality of this information. Trust agrees that, without the prior written consent of the Adviser, the Trust will not use, copy, or divulge to third parties or otherwise use any confidential information obtained from or through the Adviser, in connection with this Agreement; provided, however, this covenant shall not apply to information (i) which is in the public domain now or when it becomes in the public domain in the future, other than by reason of a breach of this Agreement, (ii) which has come to the Trust from a lawful source not bound to maintain the confidentiality of such information, other than from the Adviser or its affiliate or representative, (iii) disclosures which are required by law, regulatory authority, regulation or legal process, or (iv) disclosure as reasonably necessary in the course of business to third parties subject to a duty to maintain the confidentiality of the information. Notwithstanding the foregoing, the Trust will only have a duty to protect the confidentiality of information that is reasonably deemed confidential by the Adviser and for which the Trust receives commercially reasonable notice, as determined between the parties.

10.       Term. This Agreement shall remain in effect for an initial term of two years from the date hereof, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(a)        the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice of a decision to terminate this Agreement by (i) the Trustees; or (ii) the vote of a majority of the outstanding voting securities of the Fund;

(b)        the Agreement shall immediately terminate in the event of its assignment (within the meaning of the 1940 Act and the rules and regulations thereunder);

(c)        the Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice to the Trust and the Fund; and

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Investment Advisory Agreement

(d)        the terms of paragraphs 8 and 9 of this Agreement shall survive the termination of this Agreement.

11.       Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and, to the extent required by the 1940 Act, no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities.

12.       Applicable Law. This Agreement shall be construed in accordance with, and governed by, the substantive laws of the State of Ohio without regard to the principles of the conflict of laws or the choice of laws.

13.	Representations and Warranties

(a)        Representations and Warranties of the Adviser. The Adviser hereby represents and warrants to the Trust as follows: (i) the Adviser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; (ii) the Adviser is registered as an investment adviser with the Securities and Exchange Commission (“SEC”) under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement; and there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Adviser, threatened, against or affecting the Adviser which would (if determined in a manner adverse to the Adviser) reasonably be expected to have a material adverse effect on the Adviser’s ability to fulfill its obligation under this Agreement.

(b)        Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Adviser as follows: (i) the Trust has been duly organized as a business trust under the laws of the State of Ohio and is authorized to enter into this Agreement and carry out its terms; (ii)  there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Trust, threatened, against or affecting the Trust which would (if determined in a manner adverse to the Trust) reasonably be expected to have a material adverse effect on the Fund; and (iii) the Trust is registered as an open-end management investment company with the SEC under the 1940 Act and will maintain such registration in effect at all times during the term of this Agreement.

14.       Structure of Agreement. The Trust is entering into this Agreement solely on behalf of the Fund or Funds named herein individually and not jointly. Notwithstanding any to the contrary in this Agreement, no breach of any term of this Agreement shall create a right or obligation with respect to any series of the Trust other than the Fund; (b) under no circumstances shall the Adviser have the right to set off claims relating to the Fund by applying property of any other series of the Trust; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the Fund.

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Investment Advisory Agreement

15.       Compliance Procedures. The Adviser will, in accordance with Rule 206(4)-7 of the Advisers Act, adopt and implement written policies and procedures reasonably designed to prevent violations of the Advisers Act and will provide the Trust with copies of such written policies and procedures upon request.

16.       Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed severable.

17.       Notice. Notices of any kind to be given to the Trust hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Ultimus Managers Trust at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, Attention: Director of Fund Administration, or to such other address or to such individual as shall be so specified by the Trust to the Adviser. Notices of any kind to be given to the Adviser hereunder by the Trust shall be in writing and shall be duly given if mailed or delivered to Kelly Porcella, General Counsel, at 345 Park Avenue, 8th Floor, New York, NY, 10154, or at such other address or to such individual as shall be so specified by the Adviser to the Trust. Notices shall be deemed received when delivered in person or within four days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested or upon receipt of proof of delivery when sent by overnight mail or overnight courier, addressed as stated above.

18.       Ladder Capital Name. The Trust agrees that the name “Ladder Capital” or any derivative thereof or logo associated with that name and other service marks and trademarks owned by the Adviser or its affiliates are the valuable property of the Adviser and that the Trust and/or the Fund may use such names (or derivatives or logos) only as permitted by the Adviser. The Adviser hereby grants to the Trust a royalty fee limited license to use the name or identifying word “Ladder Capital” and any derivative thereof or logo associated with the name as the name of the Fund and the name of the classes of share of the Fund. Such license is conditioned upon the employment of the Adviser as the investment adviser to the Fund. The Adviser may require the Trust to cease using “Ladder Capital” or any derivative thereof or logo associated with that name and other service marks and trademarks owned by the Adviser or its affiliates in the name of the Trust if the Trust ceases to employ, for any reason, the Adviser, any successor thereto, or any affiliate thereof as investment adviser of the Fund. The name or identifying word “Ladder Capital” or any derivative thereof or logo associated with that name and other service marks and trademarks owned by the Adviser or its affiliates may be used from time to time in other connections and for other purposes by the Adviser and any of its affiliates.

Signatures located on the next page.

Ladder Capital Asset Management LLC
Investment Advisory Agreement

In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

Ultimus Managers Trust, on behalf of the Fund listed on Schedule A		Ladder Capital Asset Management LLC
By:	/s/ David R. Carson	By:	/s/ Thomas Harney
Name: Title:	David R. Carson President	Name: Title:	Thomas Harney

Ladder Capital Asset Management LLC
Investment Advisory Agreement

SCHEDULE A
to
INVESTMENT ADVISORY AGREEMENT
between
ULTIMUS MANAGERS TRUST
and
LADDER CAPITAL ASSET MANAGEMENT LLC

Fund Name	Management Fee*
Ladder Select Bond Fund	0.75%

*	As a percent of average daily net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the advisory fee from time to time.

Ladder Capital Asset Management LLC
Investment Advisory Agreement